UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

----------------------------------------------X
In re:                                       :   Chapter 11
                                             :
      COMMANDER AIRCRAFT COMPANY             :   Case No.   02-13804 (PJW)
                  Debtor.                    :
                                             :
----------------------------------------------X

                       DISCLOSURE STATEMENT IN SUPPORT OF
                     DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN
                               DATED JULY 5, 2003

         Commander Aircraft Company, Debtor in Possession, through the undersigned counsel, hereby submits to its creditors this Disclosure Statement in connection with its First Amended Chapter 11 Plan dated July 5, 2003 (the "Plan") pursuant to Chapter 11 of Title 11, U.S.C. (the "Code").

         I.       Preliminary Statement

         The Debtor submits this Disclosure Statement to all of its creditors in order to comply with the provisions of the Code requiring the submission of information necessary for creditors to arrive at an informed decision in exercising their rights to vote for acceptance or rejection of the Plan, presently on file with the United States Bankruptcy Court for the District of Delaware (the "Court"). A copy of the Plan accompanies this Disclosure Statement.

         II.      Summary of Plan and Code Provisions for Voting

                  A.       Repayment of Creditors

         The Plan provides for payment of administrative expenses, priority claims, and secured creditors in full, and unsecured creditors, in part, either in cash or in deferred cash payments. Funds for implementation of the Plan will be derived primarily from a capital infusion from the Debtor's corporate parent, Aviation General, Inc. ("AGI"), as a result of a sale of a majority interest in AGI to Tiger Aircraft, LLC, as well as from the Debtor's continued operations and from the collection of receivables and other debts owed to the Debtor.

         This Disclosure Statement contains a detailed discussion of the Plan and its implementation. This Disclosure Statement should be read in conjunction with the Plan, which is a legal document and upon confirmation will become binding on the Parties. Creditors should read the Plan and this Disclosure Statement in their entirety, rather than relying on this summary. The Debtor urges creditors and other parties in interest to consult with independent counsel in connection with their decision to accept or reject the Plan. Approval of this Disclosure Statement by the Court is not a decision on the merits of the Plan.

         B.       VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

         1.       Ballots and Voting Deadline.

         A Ballot1 to be used for voting to accept or reject the Plan will be distributed, along with this Disclosure Statement and the Plan, upon approval of the Disclosure Statement by the Bankruptcy Court. Creditors and Equity Interest holders of the Debtor must (1) carefully review the Ballot and instructions thereon; (2) execute the applicable Ballot; and (3) return the completed Ballot to Chung & Press, P.C., Attn: Daniel M. Press, Esq., 6723 Whittier Ave., Suite 302, McLean, Virginia 22101 so as to be received by 5:00 p.m. on
____________________.   Ballots   received   after  the  deadline  will  not  be
considered.

         2.       Creditors Entitled to Vote.

         Any Creditor or Equity Interest holder of the Debtor whose Claim or Equity Interest is impaired under the Plan is entitled to vote, provided that
(1) its Claim has been scheduled by the Debtor (and such Claim is not scheduled as disputed, contingent or unliquidated), or it has filed a Proof of Claim on or before the last date set by the Court for such filing, or the deadline for receipt of Ballots, whichever is later, and (2) no objection to such Proof of Claim is pending at the time of the confirmation hearing. Any Class of Claims or Equity Interests that is not impaired by the Plan, and each holder of a Claim or Equity Interest of such Class, are conclusively presumed to have accepted the Plan and solicitation of acceptances with respect to such Class from the holders of Claims or Equity Interests of such Class is not required.

         Any Claim or Equity Interest as to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Court temporarily allows the Claim or Equity Interest in an amount which it deems proper for the purpose of accepting or rejecting the Plan upon motion by the Creditor or holder of an Equity Interest whose Claim or Equity Interest is subject to objection. In addition, the vote of a Creditor or holder of an Equity Interest may not be counted if the Court determines that the Creditor's or Equity Interest holder's acceptance or rejection was not solicited or procured in accordance with the provisions of the Bankruptcy Code.

         Even though a creditor may not choose to vote or may vote against the Plan, the creditor will be bound by the terms and treatment set forth in the Plan if the Plan is accepted by the requisite majorities in each class of creditors and/or is confirmed by the Court. Creditors who fail to vote will not be counted in determining acceptance or rejection of the Plan. Allowance of a claim for voting purposes does not necessarily mean that the claim will be allowed or disallowed for purposes of distribution under the terms of the Plan. Any claim to which an objection has been or will be made will be allowed only for distribution after determination by the Court. Such determination may be made after the Plan is confirmed.

         3.       Definition of Impairment.

         Under ss. 1124 of the Bankruptcy Code, a Class of Claims or Equity Interests is impaired under a plan of reorganization unless, with respect to each Claim or Equity Interest of such Class, the plan (1) leaves unaltered the legal, equitable, and contractual rights of the holder of such Claim or Equity Interest, or (2) reinstates the Claim or Equity Interest pursuant to its original terms and cures any default.

         4.       Classes Impaired Under the Plan.

         Creditors holding Claims or Equity Interests in Classes D, E, F, H, and I are impaired under the Plan and are eligible, subject to the limitations set forth above, to vote to accept or reject the Plan. Creditors holding Claims in Classes B, G and J are unimpaired under the Plan and are not entitled to vote with respect to the acceptance or rejection of the Plan. Such Creditors will be paid in full or otherwise treated in accordance with the provisions of the Plan. Classes K and L are not entitled to vote on this Plan and are deemed to have accepted this Plan. Classes A and C are not classes entitled to vote on the Plan pursuant to 11 U.S.C. 1123(a)(1), but are referred to as classes for administrative convenience.

         5.       Vote Required for Class Acceptance.

         The Bankruptcy Code defines acceptance of a Plan by a Class of Creditors as acceptance by holders of two-thirds in dollar amount and a majority in number of the Allowed Claims of that Class which actually cast ballots to accept or reject the Plan. The Bankruptcy Code defines acceptances of a Plan by a Class of Equity Interests as acceptance by holders of two-thirds in amount of the Allowed Equity Interests of such Class held by holders of such Equity Interests who actually cast ballots to accept or reject the Plan.

         6.       Requirements for Confirmation.

         In order to be confirmed (i.e., approved) by the Bankruptcy Court, the Plan or its proponent must (among other requirements set forth in ss. 1129 of the Bankruptcy Code):

         a. Disclose all compensation paid or promised for professional services rendered or to be rendered in connection with the case;

         b. Disclose the identity and affiliations of all officers to serve after the Plan is confirmed and the compensation of any insiders to be employed after Confirmation;

         c. Propose to pay each member of a class of Claimants, who has not accepted the Plan, property at least equal in value to what the Claimant would receive if the Debtor's assets were liquidated on the date of the Confirmation Hearing, and distributed to Creditors according to their rights and priorities under law;

         d.       Propose to pay all Administrative Claims in full;

         e. Propose to pay all Priority Claims in full in deferred payments or cash; and

         f. Propose to pay all Priority Tax Claims in full within six years after the tax was assessed.

         7.       Confirmation Hearing.

         The Bankruptcy Code requires that the Bankruptcy Court hold a Confirmation Hearing with notice to all Creditors. The Confirmation Hearing is scheduled for __________ at ____ before the Honorable Peter J. Walsh, United States Bankruptcy Judge, 824 N. Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned or continued by the Bankruptcy Court without further notice except for an announcement made of the adjourned or continued date made at the Confirmation Hearing.

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. With respect to creditor acceptance of the Plan, if the requisite members of an impaired Class do not vote to accept the Plan as provided in Section II.B.5. above, the Debtor may seek confirmation pursuant to ss. 1129(b) of the Bankruptcy Code, known as the "cramdown" procedure. Pursuant to this section, the Bankruptcy Court may confirm the Plan notwithstanding the nonacceptance by an impaired Class if at least one impaired Class votes to accept the Plan, the Plan does not discriminate unfairly, and is "fair and equitable" to the non-accepting Class.

         A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if no Class receives more than it is legally entitled to receive for its Claims or Equity Interests. The Bankruptcy Code establishes different "fair and equitable" standards for Secured and Unsecured Claims.

         With respect to a Secured Claim, a plan may be "fair and equitable" if
(1) the impaired Secured Creditor retains its liens to the extent of its Allowed Claim and receives deferred cash payments at least equal to the allowed amount of its Claim with a present value as of the Effective Date at least equal to the value of such Creditor's interest in the property securing its liens, (2) property subject to the lien of the impaired Secured Creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (1) and (3) hereof, or
(3) the impaired Secured Creditor realizes the "indubitable equivalent" of its Claim under the plan.

         With respect to an Unsecured Claim, a plan may be "fair and equitable" if (1) each impaired Unsecured Creditor receives or retains property of a value equal to the amount of its Allowed Claim, or (2) the holder of any Claim or Interest that is junior to the claims of the dissenting Class will not receive any property under the plan. Because the Plan does not pay unsecured creditors in full, the "absolute priority rule" will apply to any effort to "cramdown" the plan over a rejection by such creditors. In that event, an auction will be held at the time and place of the confirmation hearing for the equity interest in AGI proposed to be acquired by Tiger Aircraft, LLC, with Tiger's offer of $2.8 million for 8 million AGI shares as the starting bid. All bidders will be required to agree to assume Tiger's position with respect to guaranteeing the remaining $500,000 balance of the Nyltiak loan, and to guaranteeing AGI's performance of Commander's option to require it to purchase up to an additional 500 shares of Commander stock at $1000/share. In the event Nyltiak is not satisfied, in its absolute discretion, with any competing bidder's ability to perform under its guaranty of the Nyltiak loan, it may require adequate security for such performance from such bidder. An initial overbid of 10% over Tiger's $2.8 million initial bid shall be required, with bid increments thereafter in $100,000 increments. The 10% overbid amount shall be paid to Tiger as a breakup fee in the event it is not the successful bidder to compensate it for its expenses and efforts in being the "stalking horse" bidder. All other amounts paid over and above Tiger's starting bid shall be paid to Commander as an increase in AGI's purchase price of the Commander stock, and shall be distributed pro rata to the Class I creditors, with any surplus being retained by Commander.

         Finally, it must be noted that even though a Creditor or holder of an Equity Interest may vote to reject the Plan, such rejection of a confirmed Plan does not mean that the Creditor or holder of an Equity Interest will not be entitled to share in any distributions to be made under the Plan.

         III.     REQUISTE DISCLOSURES

         A.       Representations Limited

         NO REPRESENTATIONS CONCERNING THE DEBTOR, PARTICULARLY REGARDING FUTURE BUSINESS OPERATIONS OR THE VALUE OF THE DEBTOR'S ASSETS, HAVE BEEN AUTHORIZED BY THE DEBTOR EXCEPT AS SET FORTH IN THIS STATEMENT. YOU SHOULD NOT RELY ON ANY OTHER REPRESENTATIONS OR INDUCEMENTS PROFFERED TO YOU TO SECURE YOUR ACCEPTANCE OR REJECTION IN ARRIVING AT YOUR DECISION IN VOTING ON THE PLAN. ANY PERSON MAKING REPRESENTATIONS OR INDUCEMENTS CONCERNING ACCEPTANCE OR REJECTION OF THE PLAN SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR AT THE ADDRESS ABOVE, TO THE CLERK OF THE COURT AT 824 N. MARKET STREET, 5TH FLOOR, WILMINGTON, DELAWARE 19801 AND TO THE U.S. TRUSTEE AT 844 KING ST., SUITE 2313, LOCKBOX 35, WILMINGTON, DE 19801. FOR VARIOUS REASONS, THE RECORDS OF THE DEBTOR PRIOR TO PREPARATION OF THIS PLAN MAY NOT HAVE BEEN COMPLETE AND THE ACCURACY OF THE INFORMATION SUBMITTED WITH THIS STATEMENT IS DEPENDENT ON INFORMATION AVAILABLE TO THE DEBTOR WITH THE ASSISTANCE OF COUNSEL. WHILE EVERY EFFORT HAS BEEN MADE TO PROVIDE THE MOST ACCURATE INFORMATION AVAILABLE, THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT ALL INFORMATION IS WITHOUT INACCURACY. THERE ARE NO KNOWN INACCURACIES. WHILE EVERY EFFORT HAS BEEN MADE TO ENSURE THAT THE ASSUMPTIONS ARE VALID AND AS ACCURATE AS CAN BE MADE UNDER THE CIRCUMSTANCES, NEITHER THE DEBTOR NOR ITS ATTORNEYS UNDERTAKE TO CERTIFY OR WARRANT THE ABSOLUTE ACCURACY OF THE ASSUMPTIONS OR PROJECTIONS.

         NO FORMAL APPRAISALS HAVE BEEN UNDERTAKEN OF THE DEBTOR'S PROPERTY. THE VALUES PLACED THEREON AND SUMMARIZED BELOW ARE THE DEBTOR-IN-POSSESSION'S BEST ESTIMATE OF THE VALUE OF THE PROPERTY AS OF THE TIME OF THE FILING OF THE PLAN AND THIS DISCLOSURE STATEMENT. THESE VALUES MAY DIFFER FROM VALUES PLACED ON THE SAME PROPERTY AT THE TIME OF FILING OF THE PETITION FOR RELIEF AND THE SUBSEQUENT SCHEDULES.

         B.       Commander's Business and Background

         Commander Aircraft Company ("CAC") is a 100% wholly owned subsidiary of Aviation General, Incorporated ("AGI") which is a publicly traded holding company with two wholly owned subsidiaries, Commander and Strategic Jet Services, Incorporated ("Strategic Jet"). CAC manufactures, markets and provides support services for its line of single engine, high performance Commander Aircraft, and consulting, brokerage and refurbishment services for all types of piston aircraft. Strategic Jet provides consulting, brokerage, sales, and refurbishment services for jet aircraft.

         CAC is one of the few companies in the world with an FAA Type Certificate for production of four-place single engine high performance aircraft. CAC aircraft have been certified to the more recent stringent standards of FAR 23 through Amendment 7 and have had zero airframe Airworthiness Directives since recertification in 1992.

         CAC was incorporated in 1988 upon the acquisition from Gulfstream Aerospace Corporation of the Commander single engine product line. The original Commander single engine aircraft was designed and manufactured by Rockwell International Corporation and received certification from the Federal Aviation Administration ("FAA") in 1972. Between 1972 and 1979, Rockwell produced 1,162 aircraft, including the Commander 112, 112TC, 114 and other models. Rockwell ceased production in 1979 and sold its General Aviation Division to Gulfstream Aerospace Corporation in 1981. Gulfstream never manufactured Commander single engine aircraft.

         After CAC acquired the Commander single engine product line in 1988, it designed, engineered and implemented significant improvements to the proven Rockwell Commander line, resulting in the new CAC Commander 114B. CAC was issued a new type certificate for the Commander 114B by the FAA in 1992 and commenced production. In 1995, CAC introduced a turbocharged model designated the 114TC for which it received a Type Certificate from the FAA. CAC has made continuous modifications and improvements in the aircraft, culminating with the introduction of the 115 and 115TC series in year 2000.

         CAC has a relatively low cost structure and a unique business model which helped the company to remain viable during the depressed economic and industry conditions of the past two years, which conditions have worsened recently. Depending upon contributions from CAC's non-manufacturing activities, CAC can achieve break-even financial results with the manufacture and sale of ten to twelve new Commander aircraft per annum and can achieve significant profitability above these levels. For the year 2002 ending December 31, CAC delivered only seven new aircraft with softness in the second half of the year in CAC's other operations. CAC believes the softness in its business is a result of an economic recession that began in the second half of the year 2000, the significant decline in asset values in the U.S. security markets, the terrorist attacks on September 11, 2001, and continued anxiety of possible terrorist activities, as well as the now-concluded war with Iraq. Additionally, CAC's marketing, sales, and advertising expenditures have been sharply curtailed over the past two years due to budget constraints.

         C.       Events Leading to Bankruptcy

           The September 11 events and their aftermath, the general downturn in the economy, and the threatened and now completed war with Iraq, have caused a particular downturn in the general aviation business, which is the core business of CAC. Additionally, the Company's Marketing, Sales and Advertising Expenditures were sharply curtailed during the past 2 years due to budget constraints. CAC had been working amiably with its creditors and vendors representing approximately $3.7 million in total net indebtedness. After seeming to rebound in the first half of 2002, orders for new and pre-owned aircraft softened significantly during the third quarter. The Chapter 11 filing was necessitated primarily as a result of several expected orders for new and pre-owned aircraft failing to be consummated, producing an immediate cash flow shortage.

         D.       Procedural Posture of the Bankruptcy Case

         On December 27, 2002 (the "Petition Date"), the Debtor filed a voluntary petition in this Court for reorganization relief under Chapter 11 of title 11 of the U.S. Code (as amended, the "Bankruptcy Code"). The Debtor continues to operate its business as debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. An unsecured creditors' committee as been appointed in this case. No trustee or examiner has been appointed.

         The Debtor obtained, shortly after filing, a Debtor-in-Possession ("DIP") loan facility with Nyltiak Investments, LLC, which facility allows for up to $250,000 in DIP financing. On June 6, 2003, Nyltiak sold its DIP facility (then funded in the amount of $50,000 principal) to Tiger Aircraft, LLC, which has advanced an additional $50,000 and is expected to advance a further $50,000, bringing the total to $150,000.

         During the Bankruptcy case, the Debtor has also, with Court approval, entered into a new Sublease arrangement for its facility in Oklahoma, which allows it to continue to operate out of that facility at a substantially reduced cost.

         E.       Assets

         CAC's principal assets are as follows:

         1. Pre-owned Aircraft Inventory. This was valued at $1,588,000 as of December 27, 2002, encumbered by floor plan financing from Uptown Bank of $1,242,657. As of the date hereof the remaining inventory is valued at $809,000, subject to the Uptown Bank lien in the approximate amount of $560,000.

         2. Work in progress Aircraft inventory valued at $934,000 as of December 27, 2002.

         3. Manufacturing Equipment valued at $385,179 as of December 27, 2002.

         4. Tooling valued at $315,000 as of December 27, 2002.

         5. Raw materials and parts inventory valued at $1,800,000 as of December 27, 2002.

         6. Cash in the amount of $2000 as of April 28, 2003.

         7. FAA Type and Production Certificates, trade name, and goodwill, value unknown.

         F.       Creditors Committee

         On or about the 17th day of January 2003, the Office of the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Committee"). The Committee currently consists of the following Unsecured
Creditors:

         Engineering Systems, Inc. (Aurora, IL)
         Lyons Manufacturing Co. (Lyons, KS)
         The AICO Corp. (Oklahoma City, OK)

         G.       Professionals

         The Debtor has retained David L. Finger, P.A. (local counsel) and Chung & Press, P.C. (Daniel M. Press and Russell B. Adams, III), as bankruptcy counsel.

         The Debtor also retained Rainey, Goodwin, Mee & Martin, LLP, as local counsel in Oklahoma City to seek modification of an order of the U.S. District Court for the Western District of Oklahoma pursuant to an interim oral approval by the Bankruptcy Court to retain such counsel. A formal application for appointment and for approval of compensation will be filed shortly.

         The Committee has retained Klehr, Harrison, Harvey, Branzburg & Ellers as its counsel.

         The appointment of the foregoing professionals has been approved by the Court. At present no applications for compensation have been filed. Chung & Press, P.C., was paid $5000 for pre-petition fees and expenses. As of the date hereof, it is estimated that the total post-petition fees of Chung & Press, P.C., are approximately $80,000; those of David L. Finger, P.A., are approximately $10,000, and Klehr Harrison has submitted applications for compensation through May 31, 2003, in the amount of $13,298.55. Rainey, Goodwin's fees are estimated at less than $1000. All of the foregoing amounts (other than Klehr Harrison) are estimates, and all such fees are subject to court approval upon application. No professional has been paid or is holding a retainer for fees for this matter. A carveout of up to $12,500 each from the proceeds payable to the DIP Lender from the sale of two work-in-process aircraft has been approved by the Court.

         H.       Officers/Directors and Compensation

         The officers of the Debtor, who will are expected to continue post-confirmation, and their compensation, are as follows:

         Wirt D. Walker, III (Director/Chairman): Mr. Walker is also Chairman/CEO of Aviation General, Inc., and has been instrumental in building the Company, including venture capital funding, the corporate structure and IPO, and development of the Company's business model and strategies. He is also Chairman of Stratesec, Inc., a publicly-traded company that provides technology-based security solutions for medium and large commercial and government facilities. He earned an A.B. from Lafayette College. Mr. Walker's compensation is $100,000 per year.

         N. Gene Criss (Director) served as President and CEO of the Company from 1995-1998. He was President/COO from 1994-1995, Executive VP/COO from 1992-1994, and has been a director since 1993. Prior to joining Commander, he was Vice President, Manufacturing, at American General Aircraft Company, and held a variety of positions of increasing responsibility during a 22-year career at Piper Aircraft Corporation, including Director of Materials and Manufacturing Support from 1982-1992. During his tenure with Piper, Mr. Criss was responsible for corporate scheduling, production and material control, inventory control and engineering administration. Mr. Criss receives $20,000 annually for his services as a Director of AGI, and is not compensated separately by Commander.

         John DeHavilland (Director) has served as a director of Commander and Aviation General since September, 2000, as well as Chairman of AGI's subsidiary Strategic Jet Services, Inc. He has 22 years of industry experience, most recently as President of deHavilland Aircraft, Inc., from 1996-2000. From 1980-1996, he held several positions with British Aerospace, including Director of Sales and Marketing for the Turbo Prop Asset Management Division, Program Director and Market Development Director for the Corporate Jets Division, and Regional Marketing Manager for British Aerospace PLC Corporate Jets Division. His tenure at British Aerospace was interrupted from 1984-1987, during which he held the position of Managing Director/Head of Marketing at A.R.A.V.C.O. Ltd. in London. Mr. DeHavilland receives $20,000 annually for his services as a Director of AGI, and is not compensated separately by Commander. It is expected that on or before the effective date, Mr. DeHavilland will tender his resignation as a Director of Commander and AGI.

         Mathew J. Goodman. (President/CEO): Mr. Goodman became President and CEO of Commander Aircraft Company in August, 2002, after serving as Senior Vice President, Marketing and Sales, of the Company since December 2000. Mr. Goodman joined Commander Aircraft Company in 1989 as Aircraft Sales Manager. He subsequently was promoted to the position of Vice-President Marketing and later to Vice-President, Marketing and Sales of the Company's general aviation services division, before taking on the position of President/CEO of Commander Aircraft Company. Prior to joining the Company, he was Vice-President, Sales, of Kenosha Aero Service, a full line Cessna dealership and FBO, and served in various aircraft sales management positions since 1978. Mr. Goodman attended the United States Air Force Academy and received a B.S. degree from the University of Wisconsin in Applied Math, Engineering and Physics. Goodman is an accomplished private pilot with commercial instrument, multi engine seaplane and aerobatic ratings and has over 11,000 hours of flight time. Mr. Goodman's annual salary is $71,250. In addition, Mr. Goodman receives a commission of 2% for pre-owned aircraft and 5% for new aircraft for which he originates the sale.

         Glenn A. Jackson. Vice-President/Chief Financial Officer. Prior to joining the Company, Mr. Jackson served as Vice-President, Finance, for Spectrum Design Group from 2000 to 2002, and as Account Manager at Seagate Technology, LLC, from 1997 to 2000. Mr. Jackson earned a BA. degree and M.B.A. degree from the University of Memphis. Mr. Jackson's annual salary is $60,000.

         Due to the fact that the Plan proposes a change in control of AGI, it is possible that the proposed new majority shareholder of AGI, Tiger Aircraft, LLC, will seek to add to or replace the existing directors of both companies. Nonetheless, it is expected that the existing officers and directors of Commander (other than Mr. deHavilland) will remain in place.

         H.       Debtor- in-Possession Financing

         The Debtor- in-Possession, pursuant to 11 U.S.C. ss. 364(c), has borrowed $100,000.00 in Debtor- in-Possession financing (the "DIP Loan"), and is anticipated to increase that amount to $150,000 in the near future. This post-petition debt was incurred in order to meet necessary expenses arising from the ordinary course of its business, including rent, gross payroll, related taxes, post-petition goods and services, and the payment of post-petition trade creditors, as well as the expense of this bankruptcy case. CAC, being without the funds necessary to meet such obligations, obtained the initial $50,000 DIP Loan from Nyltiak Investments, LLC, which sold the loan to Tiger Aircraft, LLC, on June 6, 2003, at which time an additional $50,000 was advanced. The key terms of the DIP agreement, as amended, are as follows: 1) the maturity date having passed and the DIP lender having agreed to extend the due date indefinitely, the loan is due and payable on demand; 2) interest accrues at a rate of ten percent (10%) per annum; and 3) the DIP Loan is secured by a lien on most of the Debtor's assets, excluding aircraft inventory (but including two work-in-process aircraft) and avoidance actions. The DIP Loan is an Administrative priority claim, and if not paid sooner will be paid on the Effective Date of the Plan.

         I.       Bar Date

         The bar date for the filing of pre-petition claims against the Debtor is July 31, 2003. Under the Plan, Administrative Claims must be filed by the first Business Day ninety (90) days after the Effective Date.

         IV.      Classification and Treatment of Claims

         The Plan establishes twelve (12) classes of claims and interests, including one for administrative expenses and one for priority taxes.2 The classes of claims are identified and treated as follows:

         A. Class A (Administrative Expenses) Class A consists of Administrative Claims, whether secured or unsecured. Claims in Class A approved and allowed by the Court shall be paid in full, in cash, by the Debtor on the effective date of the Plan or as soon thereafter as the amount thereof can be fixed, unless a different treatment is agreed to or provided for in this Plan. Administrative claims which by their terms are not due and payable on or before the Effective Date shall be paid as and when due.

         The total professional fees are estimated to be less than $150,000. The DIP Loan is currently $100,000 with 10% interest on $50,000 from January 6, 2003 and om $50,000 from June 6, 2003. Other administrative claims as of the effective date are estimated to be approximately $100,000, for total administrative claims of approximately $350,000.

         Within this class are all pre-confirmation fees payable to the U.S. Trustee pursuant to 28 U.S.C. ss. 1930(a)(6), which shall be paid on the effective date of the Plan. After confirmation, the Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). This class is not impaired.

         B. Class B (Priority (non-tax) Claims): Class B consists of Priority Claims under 11 U.S.C. ss. 507 other than Administrative Claims and Priority Tax Claims. These claims constitute primarily, if not exclusively, the priority portion (i.e., up to $4650 per employee) of unpaid pre-petition wages and commissions. The total Class B claims are estimated at approximately $112,000. Allowed Claims in Class B shall be paid in full, in cash, by the Debtor on the effective date of the Plan or as soon thereafter as the amount thereof can be fixed, unless a different treatment is agreed to or provided for in this Plan. This class is not impaired.

         C. Class C (Priority Taxes): Class C consists of Priority Tax Claims under 11 U.S.C. ss. 507(a)(8). It is estimated that this class totals approximately $150,000. In full and complete satisfaction of the obligation of the Debtor and all co-debtors (including responsible parties against whom trust fund taxes have been or may potentially be assessed) on Claims in Class C, such claims shall be paid in full in deferred cash payments, with simple interest at 6% p.a. running from the Effective Date of the Plan until paid, amortized over 20 equal quarterly payments. Any contrary interpretation of the foregoing provision notwithstanding, the Debtor shall pay each Class C claim or relevant portion thereof in full on or before the sixth anniversary of the assessment date of each portion of such claim (so as to comply with the confirmation requirements as to such claims); provided, however, that any Creditor to which this provision applies must apply all payments on Class C claims to such claims in the order of assessment. If a holder of a Class C claim declares the Debtor to be in default of Debtor's obligations to it under the Plan, and such default is not cured within 20 days after receipt by the Debtor and its counsel of the notice thereof by certified mail, then the entire liability shall become immediately due and payable, and such creditor may exercise any rights available under applicable non-bankruptcy law to collect such liability from the Debtor or any co-debtor or responsible party.

         D. Class D (Nyltiak secured claim): Class D consists of the secured pre-petition claim of Nyltiak Investments, LLC, in the initial principal amount of $1 million, arising out of a July, 2002, Note of AGI, convertible at the holder's option into AGI shares, which was guaranteed by the Debtor and secured by substantially all of its assets except for aircraft inventory. The Note provides for semi-annual interest-only payments until maturity on December 31, 2004. Post-petition, Nyltiak was granted a replacement lien of administrative expense priority in the amount of $84,391.22 for the diminution of its collateral pursuant to the Debtor's authhorization to use cash collateral. The holder of the claim in Class D shall retain its pre-petition lien on the Debtor's Assets, and the Debtor shall cure any pre- and post-petition arrearages (including all accrued interest at the non-default rate, fees, and other charges) in cash on the Effective Date of the Plan, and shall, on the Effective Date of the Plan, make a payment in the amount necessary to reduce the outstanding balance to $500,000, which shall fully satisfy the replacement lien and administrative claim. Any non-monetary defaults of the Debtor and any co-Debtor existing on the Petition Date and/or the Effective Date shall be waived and deemed cured, with all interest paid at the non-default rate with no late fees. All pre-payment penalties shall be waived. Thereafter, the Debtor shall pay the claim in accordance with the contract terms, except that the following terms of the loan documents dated July 22, 2002 shall be deleted and of no further force or effect as to any party or guarantor to said documents:
Securities Purchase Agreement, Section 4 ("Covenants," including reservation of shares), Section 5 ("Right of First Offer"), and Section 6 ("Transfer Agent Instructions"); Secured Convertible Note, Article I (option to convert note into AGI shares), Article III, Sections 3.2 and 3.2 (Redemption), Article IV, Section
4.2 (default for failure to issue conversion shares), and Artivle V, Section
5.10 (notice of corporate events); and the entirety of the Investor Rights Agreement. Tiger Aircraft, LLC, shall provide an additional guaranty to the Nyltiak loan in a form substantially similar to that of the existing guarantors. It is estimated that the amount necessary to make the payments to Class D on the effective date shall be approximately $650,000. Provided payments hereunder are not in default, the Debtor may sell Inventory in the ordinary course of business free and clear of the lien of Nyltiak, which lien shall be replaced by a replacement lien on Inventory of the types to which its pre-petition lien attaches, manufactured or acquired after the Petition Date, in an amount equal to the value of the Nyltiak lien on Inventory sold after the Petition Date. This class is impaired.

         E. Class E (IRS Secured Claim). Class E consists of the claim of the Internal Revenue Service secured by a pre-petition tax lien in the amount of $393,614.43. In full and complete satisfaction of the obligation of the Debtor and all co-debtors (including responsible parties against whom trust fund taxes may potentially be assessed) on the claim in Class E, the holder of such claim shall retain its pre-petition lien until paid in full, and such claim shall be paid in full in deferred cash payments, with simple interest at 6% p.a. running from the Effective Date of the Plan until paid, amortized over 20 equal quarterly payments. If a holder of a Class E claim declares the Debtor to be in default of Debtor's obligations to it under the Plan, and such default is not cured within 20 days after receipt by the Debtor and its counsel of the notice thereof by certified mail, then the entire liability shall become immediately due and payable, and such creditor may exercise any rights available under applicable non-bankruptcy law to collect such liability from the Debtor or any co-debtor or responsible party. Provided payments hereunder are not in default which has not been cured as provided in the preceding sentence, the Debtor may sell inventory in the ordinary course of business free and clear of the lien of the IRS, which lien shall be replaced by a replacement lien on inventory manufactured or acquired after the Petition Date in an amount equal to the value of the IRS lien on inventory sold after the Petition Date, said replacement lien to be junior to the lien of Nyltiak on inventory of the types to which Nyltiak's pre-petition lien attaches. This class is impaired.

         F. Class F. (Uptown Bank secured claim): Class F consists of the secured claim of Uptown Bank in the present balance of approximately $560,000. The claim is presently secured by 3 pre-owned aircraft, as follows:

 Aircraft                   Value       Loan Balance (Approx., Incl. Interest)
 --------                   -----       --------------------------------------
 1977 Commander 114         $139,000    $106,000
 1995 Commander 114B        $285,000    $206,250
 1999 Commander 114B        $385,000    $245,000

         In full and complete satisfaction of the obligation of the Debtor and all co-debtors on the claim in Class F, the holder of the claim in Class F shall retain its pre-petition lien on the Debtor's assets, and the Debtor shall pay interest and other accrued charges through the Effective Date at the contract rate in cash on the effective date of the Plan. This amount is estimated as $25,000. Thereafter, interest shall accrue at the rate of 6% p.a. on the outstanding principal balance allocable to each aircraft. Upon the sale of any aircraft which is Collateral for this claim, the Debtor shall pay the loan balance allocable to such aircraft in full, with all accrued interest and other charges, and the lien on such aircraft shall thereupon be released. Each 6 months after the Effective Date, the Debtor shall pay all accrued interest to date, plus a curtailment of 10% of the then-outstanding principal balance. In the event any portion of the claim remains unpaid on the third anniversary of the Effective Date, the Debtor shall, as to each aircraft which is Collateral for the Claim, either (a) fully pay in cash the balance of the claim allocable to such aircraft, or (b) surrender the aircraft to the Holder of the Claim in full satisfaction of the claim allocable to such aircraft. This class is impaired.

         G. Class G (Any other Secured Claim): Class G consists of any Allowed Secured Claim other than those in Classes A, D, E or F. This class includes a claim made by the U.S. Department of Labor for unpaid wages in the total amount of $78,841.29, as to which a pre-petition judgment exists enjoining the sale of one of the work-in-process aircraft without payment of the wages at issue, which constitutes, in effect, a lien. The underlying claim is duplicative of the priority and unsecured wage claims of the employee-creditors, and to the extent of payments made directly to the employees on whose behalf or for whose wages which the Department of Labor claim was brought, any payments made to such employees under Classes B, I and/or J shall be credited to the payment due on such claim to the Department of Labor.

         Any holder of an Allowed Claim in Class G shall retain its pre-petition lien on the Debtor's Assets, and the Debtor shall cure any pre- and post-petition arrearages in cash on the Effective Date of the Plan (such that any such claim due in full under the terms thereof will be paid in cash on the Effective Date of the Plan). Any dispute as to the allowance of such Claim or the amount thereof, and/or the amount necessary to cure such arrearages shall be submitted to the Court for determination, with any undisputed amount paid on the Effective Date of the plan and any additional amount upon entry of a Final Order fixing the amount thereof. Any non-monetary defaults of the Debtor and any co-Debtor existing on the Petition Date and/or the Effective Date shall be waived and deemed cured. Thereafter, the Debtor shall pay the claim in accordance with the contract terms or applicable law. This class is not impaired.

         H. Class H (Unliquidated claims for pre-petition personal injury or death). Class H consists of all tort or warranty claims for personal injury, property damage, or wrongful death which were unliquidated or in litigation as of the Petition Date (December 27, 2002). It is believed that the only such claims are claims arising out of a crash which occurred on May 15, 1998, in or near Walworth County, Wisconsin, and were the subject of litigation pending against the Debtor and AGI as of the Petition Date. Before the Petition Date, Commander and AGI filed a Motion for Summary Judgment seeking dismissal of the case, which they expected the Court to grant, but it became necessary to file this Bankruptcy case before the Court could rule on the Motion.

         The crash at issue resulted in the loss of life of the pilot, Steven Daleo, and all three passengers who were on board: the pilot's brother, Gary Daleo, his sister, Kathleen Daleo Bay, and his nephew, Kevin Bay. While the crash was tragic, Commander maintains that the crash was caused by pilot error, and that it is not responsible for the loss. The National Transportation Safety Board concluded that the probable cause of the accident was "The Pilot not maintaining aircraft control during cruise flight and exceeding the airplane's design stress limits. Factors in this accident was the Pilot's lack of total experience in this airplane and the clouds." The pilot had filed a flight plan which called for an airspeed in excess of the airplane's maximum structural cruise speed, which speed, according to the aircraft's Pilot's Operating Handbook, "should not be exceeded except in smooth air and with caution." The pilot was quoted as saying to an FAA automated flight service station specialist "we're going to get there in a hurry." Referring to the speed, the FAA personnel responded "That's redline on any airplane," to which the pilot responded "yeah, that's true." The pilot had minimal experience in the aircraft at issue, and had almost no experience flying under Instrument Flight Rules. Expert witnesses for Commander (including experienced engineers, pilots, and physicians, one of whom was an astronaut who had captained the Space Shuttle and was deeply involved in the Challenger investigation, and one of whom is a decorated Air Force flight surgeon) maintain that as a result of the pilot's unrecognized spatial disorientation resulting from the lack of visual cues while flying through clouds, the airplane had begun to fly erratically, changing direction and altitude numerous times, until it began a steep descent. When the plane broke through the clouds, re-establishing visual awareness of the descent, the plane was exceeding the "never-exceed" velocity. In a panic, the pilot engaged in an improper and abrupt recovery effort, which exceeded the "G" limitations of the aircraft's structure, resulting in the separation of the right wing of the aircraft and resultant crash to the ground. As such, the aircraft performed to its specifications, and it was pilot error, not any manufacturing or design defect, that caused the crash.

         While the Debtor believes it has no liability on these claims, the cost of defense can be significant, and the willingness of any investor to invest in the Debtor or AGI is contingent on the resolution thereof. Accordingly, the Debtor is proposing to make payments to these Claimants to resolve these claims, and is prepared to increase the payments if all such creditors agree to this treatment and can resolve amongst themselves the allocation of such payments.

         To that end, the Plan provides that the claim(s) in Class H shall be paid a total of $100,000.00 in cash within 10 days of the Bar Date (or on the Effective Date, whichever is later) in full satisfaction of their claim(s) against the Debtor and Aviation General, Inc. In the event more than one such claim is filed before the Bar Date and is allowed, such amount shall be placed in an interest-bearing account until the allowed amount of the Class H claims is liquidated, such amount to be divided pro rata among the holders of such claims upon liquidation thereof. If there are no such claims ultimately allowed, or if such claims are allowed in an amount such that the Class H claims would receive less than a total of $100,000 were they included in Class I, the Debtor shall apply the $100,000 to the payment of the Class I Claims and the Class H Claims shall be treated as Class I claims. In the event that Class H votes to accept this Plan, no holder of a Class H claim objects to this Plan or appeals the Confirmation Order, and the holders of all Class H claims agree on or before the Effective Date on allocation of payments to the holders of Class H claims, the total payment to the holder(s) of Class H claims shall be increased to $150,000.00 and shall be paid on the Effective Date in full satisfaction of such claims. This class is impaired.

         I. Class I (General Unsecured Claims). Class I consists of Unsecured Non-Priority Claims other than those in Class H or J. Such general unsecured claims shall be paid in full as follows: $500,000 shall be placed in an interest-bearing bank account on the Effective Date of the Plan, and shall be distributed pro rata to the holders of allowed Class I claims within 30 days of the Effective Date. The pro-rata share of the claimed amount of any claims which are then subject to objections as to which a Final Order has not been entered shall remain in the bank account until a Final Order is entered. When Final Orders have been entered disallowing or allowing and liquidating all Class I claims, the remaining funds in the bank account shall be distributed to the holders of all Class I claims pro rata,. This class is impaired.

         J. Class J (Small Claims). Class J consists of any Claims (other than Class K Claims) in an amount less than $500.00, or as to which the holder thereof elects to receive treatment as a Class J Claim. It is estimated that this class will total less than $50,000.00. Class J claims shall be paid in cash on the effective date of the Plan in the allowed amount thereof (or $500.00 in the event of claims in other classes electing treatment under Class J), in full satisfaction of such claims. The Ballots provided to creditors holding general unsecured claims in excess of $500 shall provide for an option to be treated as a Class J claim for voting and distribution purposes. This class is not impaired.

         K. Class K (Equity Interests). Class E consists of any Claims based upon Equity Interests. The existing stock of the Debtor, 100% of which is owned by Aviation General, Inc., shall be cancelled. This class is impaired.

         L. Class L (Corporate Family Claims). Class L claims consist of any claims against the Debtor of AGI or Strategic Jet Services, Inc. ("SJS"), the Debtor's sister company. AGI and SJS have, at various times, provided funds to the Debtor and have guaranteed obligations of the Debtor, for which they would have an arguable right of recovery against the Debtor. Similarly, the Debtor at times has provided funds to AGI and SJS and guaranteed their obligations. It is believed that these obligations roughly offset each other, and in any event, in light of AGI's funding of this Plan, the Debtor believes that it is appropriate to mutually release such claims. As such, Class L claims shall be discharged and shall not be paid; in consideration thereof, all claims of the Debtor and the Estate against Aviation General, Inc. ("AGI"), and/or Strategic Jet Services, Inc. ("SJS"), existing as of the Confirmation Date shall be released. This release does not relieve AGI or SJS of any obligation to the Debtor expressly set forth in the Plan, nor of any obligation owed directly to any Creditor.

         V.       Implementation of Plan

         The Debtor shall fund this Plan primarily from the issuance of new stock. The Debtor's existing 100% shareholder, Aviation General, Inc. ("AGI"), has agreed to purchase, on the Effective Date of the Plan, 2000 newly-issued shares of the stock of the Debtor, which stock shall be sold to it for $1000 per share ($2,000,000). Such shares shall not be subject to Nyltiak's lien. To the extent additional funds are needed to implement this Plan or for working capital, AGI has agreed to purchase at that same price up to 500 additional shares of stock of the Debtor ($500,000), upon the request of the Debtor, at any time during the 5 years after the Effective Date of the Plan. AGI will, in addition, remain liable on the balance of the Nyltiak loan, and will be required to pay it off upon maturity to the extent the Debtor has insufficient cash to do so.

         AGI shall fund this acquisition through the sale to Tiger Aircraft, LLC, of 8 million shares of AGI for a total purchase price of $2.8 million. Tiger shall also guarantee payment of the remaining claim in Class D, and shall guarantee AGI's performance of Commander's option to sell the 500 additional Commander shares at $1000/share.

         In the event the Debtor seeks to confirm this Plan over the rejection of Class I, an auction will be held as set forth above in Section 7.

         It is estimated that the amounts required for implementation of the Plan upon the effective date and within 6 months thereof are as follows:

         Class A: $350,000
         Class B: $112,000
         Class C: $ 20,000
         Class D: $650,000
         Class E: $ 50,000
         Class F: $ 25,000
         Class G: $20,000.00 (net of payments made through other classes) Class H: $150,000
         Class I: $500,000
         Class J: $50,000

The total comes to $1,927,000, which would leave $73,000 of the $2 million initial investment as working capital, along with the commitment to infuse an additional $500,000 as needed.

         The Debtor also shall fund the plan from its ongoing operations, as well as from collection of its receivables and other debts owing to it, including avoidance actions where appropriate.

         It is anticipated that with a sufficient infusion of working capital, as is expected from AGI through Tiger, Commander can be returned to profitability. A significant part of the Debtor's problem has been a lack of resources for marketing, but with the infusion of capital, the Debtor intends to implement a sustained increase in marketing, sales and advertising, and a gradual increase in production. At 10-12 new aircraft sold per year (depending on contributions from non-manufacturing activities), the company can be profitable, which volume was readily achieved in years prior to September 11, 2001. Now that the terrorist threat has returned to "yellow" and the war against Iraq is over, customer interest has begun to pick up, and Commander believes that (particularly after the stigma of bankruptcy is removed) it should be able to resume manufacturing and selling aircraft.

         Commander is particularly pleased with the involvement of Tiger Aircraft, LLC, in this transaction, as it brings together two of leading manufacturers of single-engine aircraft which complement, rather than compete, with each other. Tiger Aircraft, LLC (www.tigeraircraft.com), is located in Martinsburg, West Virginia, and is backed by substantial investors including entities of the Government of the Republic of China (Taiwan). It manufactures and sells a line of economical single-engine piston-driven fixed gear aircraft. Tiger and Commander believe that this transaction will allow the two companies to achieve efficiencies that neither could achieve on its own.

         Tiger is not affiliated with AGI or Commander, and prior to this transaction they have shared no officers or directors.

         VI.      Analysis of Liquidation Value of the Estate

         In the event of liquidation of the Debtor's estate, it is unlikely that unsecured creditors would be paid anything on their claims. An analysis of the liquidation value is as follows:

         1. Pre-owned Aircraft Inventory. Presently valued at $809,000, subject to the Uptown Bank lien in the approximate amount of $560,000, and the IRS lien in the approximate amount of $400,000. No net equity; equity available to IRS:
$249,000.

         2. Work in progress Aircraft inventory valued at $934,000 as of December 27, 2002. If the company were to be liquidated, such that the aircraft could not be completed, it is expected that this inventory would sell in its present state for no more than $200,000. Subject to IRS lien, DIP Loan of $100,000 plus interest and $25,000 in professional fees carveout, plus the Department of Labor "lien" in the amount of $78,841.29. Net equity in the event of liquidation: $0.

         3. Manufacturing Equipment valued at $385,179 as of December 27, 2002. Subject to Nyltiak Loan of $1 million principal.

         4. Tooling valued at $315,000 as of December 27, 2002. Subject to Nyltiak Loan of $1 million principal.

         5. Raw materials and parts inventory valued at $1,800,000 as of December 27, 2002, and presently valued at roughly the same amount. In the event of liquidation, it is expected that many of the aircraft parts would be nearly worthless, such that the inventory would be expected to sell for no more than $350,000. Subject to Nyltiak Loan of $1 million principal. No net equity after application of Equipment and Tooling to Nyltiak loan.

         6.       Cash in the amount of $2000 as of  April 28, 2003.

         7. FAA Type and Production Certificates, trade name, and goodwill, value unknown. These would have minimal value in the event of liquidation.

         As such, upon liquidation it is doubtful that unsecured Chapter 11 administrative claims (in the present amount of approximately $200,000) would be paid, nor would the priority wage claims of approximately $112,000 (except to the extent paid through the Department of Labor lien), or priority tax claims of approximately $150,000, all of which would have to be paid in full before any distribution to unsecured creditors.

         VII.     Repayment Projections

         As set forth in Section IV, the Debtor projects that all claims will be paid in full over no more than 5 years. All claims other than tax claims and the $500,000 remaining balance of the Nyltiak claim will be paid on or about the effective date.

         VIII.    Modifications or Withdrawals of the Plan

         The Debtor may alter, amend, or modify the Plan under ss. 1127(a) of the Bankruptcy Code at anytime prior to the Confirmation Date, so long as the Plan, as modified meets the requirements of ss.ss. 1122 and 1123 of the Bankruptcy Code. The Debtor may also alter, amend, or modify the Plan under ss. 1127(b) of the Bankruptcy Code, following the Confirmation Date but prior to the Effective Date. The Debtor may revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is revoked or withdrawn prior to the Confirmation Date, the Plan shall be of no force or effect, and shall be deemed null and void. If the Plan is revoked or withdrawn prior to the Confirmation Date, nothing contained herein shall in any way effect or prejudice the rights of the Debtor with regard to Claims, Avoidance Actions, or any other rights or interests.

         IX.      Objections to Claims and Avoidance Actions

         Any objections to Claims must be filed within one hundred and twenty
(120) days following the Effective Date. The Debtor believes that the claims resolution process should not delay Confirmation of the Plan. The Debtor has filed or intends to file objections to the Claims of certain creditors. Accordingly, in order to expedite payments to creditors, the Debtor seeks Confirmation notwithstanding the fact that it disputes or intends to dispute certain Claims. The fact that the Debtor has not objected to a particular Claim does not mean that the Debtor will not object to such Claim. Accordingly, the Debtor makes no representations either in the Plan or this Disclosure Statement as to the validity of any Claim filed, and Creditors should not make any assumption based upon the fact that no objection has yet been filed to any individual Claim.

         The Debtor has not substantially completed an analysis of all payments made during the ninety (90) days prior to the Petition Date, and accordingly, has not made any decisions as to which potential Avoidance Actions should be prosecuted, if any. Therefore, no Person should make any assumptions with regard to the Plan based upon the lack of an Avoidance Action(s) at this time.

         X.       Miscellaneous Plan Provisions

         A.       Executory Contracts and Unexpired Leases.

         Pursuant to Article VI of the Plan, all pre-petition Executory Contracts and Leases in effect as of the Effective Date and not specifically assumed will be deemed rejected as of the Effective Date. The Debtor is assuming its consignment sales agreements and its equipment leases. Any Claims arising from the rejection of Contracts and Leases must be filed on or before the Rejection Claim Bar Date. The Rejection Claim Bar Date is 10 days after the Effective Date. Absent the filing of a proof of claim on or before the Rejection Claim Bar Date, all Rejection Claims shall be forever barred from assertion and shall not be enforceable against the Debtor, its Estate, Assets, or properties. All Rejection Claims shall be General Unsecured Claims.

         B.       Retention of Jurisdiction.

         Pursuant to ss.ss. 105(a) and 1142 of the Bankruptcy Code, the Plan provides for the Bankruptcy Court to retain exclusive jurisdiction over all matters relating to the Plan, including the allowance of Claims and the adjudication of any Avoidance Actions.

         XI.      Discharge of Debtor

         The Confirmation of the Plan shall operate as of the Effective Date of the Plan to enjoin and stay any action against any guarantor or co-obligor of any claim (including any person liable as a responsible person for any trust fund tax claim), unless and until such time as the Debtor is in material default under the terms of this Plan with respect to such claim.

         Upon completion of payments under the Plan, the Debtor and any guarantors or co-obligors shall be discharged of all claims and liabilities arising prior to the Petition for Relief pursuant to 11 U.S.C. ss.ss. 105 and 1141, including but not limited to any claims arising out of products manufactured or sold or services rendered prior to the Petition Date.

         XII.     Conclusion

         As stated previously, Commander Aircraft Company is the proponent of the Plan and urges you to vote to accept the Plan. The information and materials provided in this Disclosure Statement are intended to assist you in voting on the Plan in an informed fashion. Since confirmation of the Plan will be binding on your interests, Commander Aircraft Company invites you to review these materials and make such further inquiries as may be appropriate.

Dated:  July 5, 2003.
                                   Respectfully submitted,

                                    Daniel M. Press
                                    Russell B. Adams III
                                    Chung & Press, P.C.
                                    6723 Whittier Ave., Suite 302
                                    McLean, VA 22101
                                    (703) 734-3800

                                             -and-


                                    /s/ David L. Finger
                                     -------------------
                                    David L. Finger
                                    David L. Finger, P.A.
                                    One Commerce Center
                                    1201 Orange Street, Suite 725
                                    Wilmington, DE 19801-1155
                                    (302) 884-6766
                                    Attorneys for debtor

--------
1 Under the Plan, the term "Ballot" means the form distributed to each holder of an impaired Claim on which is to be indicated, among other things, acceptance or rejection of the Plan. 2 The Bankruptcy Code does not treat these as Classes for voting purposes, but the Debtor and its Counsel believe that it facilitates understanding and implementation of the Plan to set them out as if they were Classes of claims.